UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

MANPOWERGROUP INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Manpower Place
Milwaukee, Wisconsin	53212
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (414) 961-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	MAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01Entry into a Material Definitive Agreement

The disclosure contained in Item 2.03 hereof is incorporated by reference into this Item 1.01.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 30, 2022, ManpowerGroup Inc. (the “Company”) offered and sold €400 million aggregate principal amount of the Company’s 3.500% notes due June 30, 2027 (the “Notes”). The net proceeds to the Company from the offering of the Notes were approximately €396.42 million, and will be used by the Company (i) to repay its €400 million 1.875% notes due September 11, 2022, and (ii) for general corporate purposes, which may include share repurchases and the acquisition of or investment in complementary businesses or other assets.

The Notes were offered at an issue price of 99.465% of the aggregate principal amount.  Interest on the Notes is payable in arrears on June 30th of each year. The Notes are the unsecured senior obligations of the Company and will rank equally with all of the Company’s existing and future senior unsecured debt and other liabilities. The Notes were issued under a Fiscal and Paying Agency Agreement (the “Agreement”) between the Company and Citibank, N.A., London Branch, as Fiscal and Principal Paying Agent, Transfer Agent and Registrar, dated as of June 30, 2022.

The Company may redeem the Notes, in whole or in part, at the Company’s option at any time prior to March 30, 2027 (three months prior to the maturity date of the Notes) at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes, or (2) as determined by the Quotation Agent (as defined in the Notes), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis using a discount rate equal to the sum of the average of the two quotations of the average midmarket annual yield to maturity on an Actual/Actual (ICMA) basis of the OBL 0.000% due 16 April 2027 (or if that security is no longer outstanding, a similar security), plus 0.40%, plus in each case, accrued interest thereon to the date of redemption.

In addition, the Notes will be redeemable at the Company’s option, in whole or in part, at any time on or after March 30, 2027 (three months prior to the maturity date of the Notes) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon at the date of the redemption.

The Notes are listed on the Official List of the Irish Stock Exchange plc trading as Euronext Dublin. The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The foregoing description of the Agreement is qualified in its entirety by reference to the agreement filed herewith as exhibit 4.1, which is incorporated by reference into this Item 2.03.

Item 9.01. Exhibits

Exhibit No.	Description
4.1

Fiscal and Paying Agency Agreement between the Company and Citibank, N.A., London Branch, as Fiscal Agent, Principal Paying Agent and Registrar and Transfer Agent, dated as of June 30, 2022 (including the form of Note attached thereto as Schedule I).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANPOWERGROUP INC.
Dated: June 30, 2022	By:	/s/ Richard Buchband
	Name:	Richard Buchband
	Title:	Senior Vice President, General Counsel and Secretary